EX 99.28(d)(3)(ix)

Amendment
to Amended and Restated
Investment Sub-Advisory Agreement Between
Jackson National Asset Management, LLC
And BlackRock Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and BlackRock Investment Management, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of July, 2013 (“Agreement”), whereby the Adviser appointed the Sub-Adviser to furnish sub-investment advisory services to certain investment portfolios (“Funds”) of JNL Series Trust (“Trust”), as listed on Schedule A to the Agreement.

Whereas, the Sub-Adviser has agreed to replace UBS Global Asset Management (Americas), Inc. as sub-adviser for the JNL/UBS Large Cap Select Growth Fund of the Trust, which will subsequently be renamed the JNL/BlackRock Large Cap Select Growth Fund.

Whereas, pursuant to this sub-adviser replacement, the Adviser and the Sub-Adviser have agreed to amend Schedule A and Schedule B of the Agreement to add the JNL/BlackRock Large Cap Select Growth Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 16, 2013, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 16, 2013, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of July 2013, effective September 16, 2013.

Jackson National Asset Management, LLC		BlackRock Investment Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Frank Porcelli
Name:	Mark D. Nerud	Name:	Frank Porcelli
Title:	President and CEO	Title:	Managing Director

Schedule A
Dated September 16, 2013

Funds	Subsidiaries
JNL/BlackRock Commodity Securities Strategy Fund	JNL/BlackRock Commodity Securities Strategy Fund Ltd.
JNL/BlackRock Global Allocation Fund	JNL/BlackRock Global Allocation Fund Ltd.
JNL/BlackRock Large Cap Select Growth Fund	N/A

A-1

Schedule B
Dated September 16, 2013
(Compensation)

JNL/BlackRock Commodity Securities Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.40%
$100 Million to $400 Million	0.29%
Amounts over $400 Million	0.20%

JNL/BlackRock Global Allocation Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	0.42%
$500 Million to $1.5 Billion	0.40%
Amounts over $1.5 Billion	0.375%

JNL/BlackRock Large Cap Select Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $500 Million	0.32%
$500 Million to $2 Billion	0.25%
Amounts over $2 Billion	0.20%

B-1